Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Franklin Covey Co.:

We consent to the incorporation by reference in the registration statements (Nos. 333-139048, 333-131485, 333-123602, 333-128131, 333-38172, 333-34498, 333-89541, 033-73624, and 033-51314) on Forms S-3 and S-8 of Franklin Covey Co. of our reports dated November 14, 2008, with respect to the consolidated balance sheets of Franklin Covey Co. as of August 31, 2008 and 2007, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended August 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 31, 2008, which reports appear in the August 31, 2008 annual report on Form 10-K of Franklin Covey Co.

KPMG LLP

Salt Lake City, UT
November 14, 2008

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